Exhibit 99.B(a)(34)

THE GLENMEDE FUND, INC.

ARTICLES SUPPLEMENTARY

THE GLENMEDE FUND, INC., a Maryland corporation having its principal office in Baltimore City, Maryland (the “Company”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:  The Company is registered as an open-end, management investment company under the Investment Company Act of 1940, as amended;

SECOND:  The total number of shares of Capital Stock that the Company currently has authority to issue is Two Billion Five Hundred Million (2,500,000,000), with a par value of one-tenth of one cent ($.001) per share, and an aggregate par value of Two Million Five Hundred Thousand Dollars ($2,500,000);

THIRD:  The Board of Directors of the Company adopted the following resolutions by unanimous consent dated March 1, 2008,  increasing the authorized Capital Stock of the Company by One Billion (1,000,000,000) shares to a total of Three Billion Five Hundred Million (3,500,000,000) shares, par value $.001 per share, and further classifying One Billion (1,000,000,000) of the authorized but unissued and unclassified shares of Capital Stock of the Company, par value $.001 per share, as increased, as Five Hundred Million (500,000,000) shares of the Company’s Tax-Exempt Cash Portfolio and as Five Hundred Million (500,000,000) shares of the Company’s Government Cash Portfolio:

RESOLVED, in accordance with the requirements of Section 2-105(c) of the Maryland General Corporation Law and effective upon making any necessary filings with the Maryland Department of Assessments and Taxation, the Board hereby increases the number of authorized shares of Capital Stock of the Company from Two Billion Five Hundred Million (2,500,000,000) shares to Three Billion Five Hundred Million (3,500,000,000) shares, par value $.001 per share, with an aggregate par value of $3,500,000;

FURTHER RESOLVED, that the Board hereby classifies One Billion (1,000,000,000) of the authorized but unissued and unclassified shares of Capital Stock of the Company, par value $.001 per share, as increased, as Five Hundred Million (500,000,000) shares (par value $.001 per share) of the Company’s Tax-Exempt Cash Portfolio, and as Five Hundred Million (500,000,000) shares (par value $.001 per share) of the Company’s Government Cash Portfolio;

FURTHER RESOLVED, that each share of the Tax-Exempt Cash Portfolio and Government Cash Portfolio as classified herein shall have all the rights and privileges as set forth in the Company’s Articles of Amendment and Restatement; and

FURTHER RESOLVED, that the officers of the Company be, and each of them hereby is, authorized and empowered to execute, seal, deliver and file any and all documents, instruments, papers and writings, including but not limited to filing Articles Supplementary with the State Department of Assessments and Taxation of Maryland, and to do any and all other acts, including but not limited to changing the foregoing resolutions upon advice of the Company’s counsel prior to filing said Articles Supplementary, in the name of the Company and on its behalf, as may be necessary or desirable in connection with or in furtherance of the foregoing resolutions, such determination to be conclusively evidenced by said officer taking any such actions.

FOURTH:      The total number of shares of stock that the Company has authority to issue has been increased by the Board of Directors in accordance with Section 2-105(c) of the Maryland General Corporation Law.  The shares of the Company have been classified by the Board of Directors as set forth herein pursuant to authority contained in the Corporation’s Articles of Amendment and Restatement.

FIFTH:           As hereby increased and classified, the total number of authorized shares of Capital Stock of the Company is Three Billion Five Hundred Million (3,500,000,000), with an aggregate par value of Three Million Five Hundred Thousand Dollars ($3,500,000), classified as follows:

Number of Shares of
Name of Class	Common Stock Allocated

Core Fixed Income Portfolio	60,000,000
Government Cash Portfolio	1,400,000,000
International Portfolio	115,000,000
Large Cap Growth Portfolio	20,000,000
Large Cap 100 Portfolio	20,000,000
Large Cap Value Portfolio	75,000,000
Long/Short Portfolio	20,000,000
Philadelphia International Fund -
Institutional Shares	70,000,000
Small Cap Equity Portfolio —
Advisor Shares	100,000,000
Institutional Shares	35,000,000
Strategic Equity Portfolio	75,000,000
Tax-Exempt Cash Portfolio	1,400,000,000
Total Market Portfolio	20,000,000
U.S. Emerging Growth Portfolio	75,000,000
Unclassified	15,000,000

Total	3,500,000,000

IN WITNESS WHEREOF, the Company, has caused these Articles Supplementary to be signed in its name and on its behalf as of this 3rd day of March, 2008.

Attest:		THE GLENMEDE FUND, INC.

By:	/s/ Michael P. Malloy	By:	/s/ Mary Ann B. Wirts
	Michael P. Malloy		Mary Ann B. Wirts
	Secretary		President

THE UNDERSIGNED, President of Glenmede Fund, Inc. who executed on behalf of said Glenmede Fund the foregoing Articles Supplementary to the Charter, of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said Glenmede Fund, the foregoing Articles Supplementary to the Charter to be the corporate act of Glenmede Fund and further certifies that, to the best of her knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects, under the penalties of perjury.

//s/ Mary Ann B. Wirts
Mary Ann B. Wirts
President